NorthWestern Reports 2017 Financial Results
February 12, 2018

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports 2017 Financial Results

Company reports GAAP diluted earnings per share of $3.34 for 2017;
Non-GAAP Adjusted diluted earnings per share of $3.30 at bottom end of $3.30-$3.45 range;
Affirms full year 2018 guidance of $3.35 - $3.50 per diluted share; and
Announces 4.8% increase to the quarterly dividend to $0.55 per share payable March 30, 2018

SIOUX FALLS, S.D. - February 12, 2018 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the year ended December 31, 2017.  Net income for the period was $162.7 million, or $3.34 per diluted share, as compared with net income of $164.2 million, or $3.39 per diluted share, for 2016 primarily due to the inclusion of a $17.0 million tax benefit related to costs to repair generation property in our 2016 results. However, pretax income increased $19.6 million in 2017 primarily due to improved gross margins (favorable weather and customer growth) partially offset by higher operating expenses (primarily property taxes and depreciation). Additional information regarding this release can be found in the webcast presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

"Given the challenges we’ve seen on the regulatory front, we’re happy to add 2017 to a history of delivering results within our announced expectations. Operationally, financially or otherwise - meeting the expectations of our customers, investors and regulators can only be accomplished with the absolute commitment of our nearly 1,600 employees.” said Bob Rowe, President and Chief Executive Officer.  “We have a busy regulatory calendar for 2018 - all items of consequence. We look forward to working with our regulators on implementation of the new federal tax law, early in 2018. This will be an opportunity to use these anticipated tax savings to benefit our customers and the long-term safety and reliability of our complex utility system.”

NorthWestern Reports 2017 Financial Results
February 12, 2018

Summary Results	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2017	2016	2017	2016
Total Revenues	$344,548	$330,590	$1,305,652	$1,257,247
Cost of Sales	109,025	107,690	410,349	400,973
Gross Margin(1)	235,523	222,900	895,303	856,274

Operating, general and administrative	78,743	82,163	305,137	302,893
Property and other taxes	44,094	36,796	162,614	148,098
Depreciation and depletion	41,656	39,785	166,137	159,336
Total Operating Expenses	164,493	158,744	633,888	610,327
Operating Income	71,030	64,156	261,415	245,947
Interest Expense	(22,306)	(22,991)	(92,263)	(94,970)
Other Income	2,506	1,372	6,919	5,548
Income Before Income Taxes	51,230	42,537	176,071	156,525
Income Tax Benefit (Expense)	(3,336)	1,594	(13,368)	7,647
Net Income	$47,894	$44,131	$162,703	$164,172
Basic: Average Shares Outstanding	48,902	48,329	48,558	48,299
Earnings per Share - Basic	$0.98	$0.91	$3.35	$3.40
Diluted: Average Shares Outstanding	49,003	48,502	48,655	47,643
Earnings per Share - Diluted	$0.98	$0.91	$3.34	$3.39

Dividends Paid per Common Share	$0.525	$0.50	$2.10	$2.00
(1) Gross Margin is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.

Significant Developments in 2017

•	Received proceeds of approximately $53.7 million after commissions and other fees from the sale of 888,938 common shares under our equity distribution agreement, and

•	Refinanced $250 million of Montana First Mortgage Bonds, reducing the fixed interest rate from 6.34% to 4.03% and extending the maturity from 2019 to 2047.

Gross Margin
Consolidated gross margin for the twelve months ended December 31, 2017 was $895.4 million compared with $856.3 million for the same period in 2016. This $39.1 million increase was a result of a $30.9 million increase to items that have an impact on net income and $8.2 million increase to items that are offset in operating expenses and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $30.9 million, including:

•
$15.7 million increase in electric retail volumes due primarily to colder winter and warmer summer weather in our Montana jurisdiction and customer growth, partly offset by cooler summer weather in our South Dakota jurisdiction and milder spring weather overall;

•	$10.5 million increase in natural gas retail volumes due primarily to colder winter and spring weather and customer growth, partly offset by warmer summer weather;

•	$9.5 million inclusion in our 2016 results of the MPSC disallowance of both replacement power costs from a 2013 outage at Colstrip Unit 4 and portfolio modeling costs;

•	$1.8 million increase in our Montana gas rates effective September 1, 2017;

•	$1.5 million inclusion in our 2016 results of a reduction in hydro generation rates due to the MPSC order in the hydro compliance filing;

NorthWestern Reports 2017 Financial Results
February 12, 2018

•	$1.2 million increase in South Dakota electric rates due to the timing of the change in customer rates in 2016;

•	$0.6 million higher demand to transmit energy across our transmission lines due to market conditions and pricing;

•	$0.4 million decrease in QF related supply costs based on actual QF pricing and output: and

•	$3.9 million other miscellaneous increases.

These increases were partly offset by the inclusion in our 2016 results of $14.2 million of deferred revenue as a result of a MPSC final order in our tracker filings regarding prior period lost revenues.

The change in consolidated gross margin for items that had no impact on net income (due to offsets in operating expenses) represented a $8.2 million increase primarily due to the following:

•	$6.7 million increase in revenues for property taxes included in trackers is offset by increased property tax expense; and

•	$1.5 million increase in operating expenses included in our supply trackers is offset by an increase in operating, general and administrative expenses.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the twelve months ended December 31, 2017 were $305.1 million compared with $302.9 million for the same period in 2016. The $2.2 million increase was primarily due to:

•	$1.9 million higher bad debt expense due to an increase in revenues as a result of colder winter and warmer summer weather;

•	$1.5 million higher operating expenses recovered through our supply trackers; and

•	$1.2 million higher maintenance costs at our Dave Gates Generating Station and Colstrip Unit 4.

These increases were partly offset by:

•
$1.5 million decrease in employee benefits due primarily to lower pension costs, offset in part by higher medical costs and more time spent by employees on maintenance projects (which are expensed) rather than capital projects; and

•	$1.0 million decrease in insurance reserves primarily due to the amount recorded in 2016 related to the Billings, Montana refinery outage.

Property and Other Taxes
Property and other taxes were $162.6 million in 2017 as compared with $148.1 million in 2016. This increase was primarily due to plant additions and higher estimated property valuations in Montana. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to Federal Energy Regulatory Commission (FERC) jurisdictional customers and net of the associated income tax benefit. In January 2018, the MPSC issued an order in our 2017 filing reducing our recovery of these taxes by approximately $1.7 million by applying an alternate allocation methodology. This results in a lower allocation to our Montana electric retail customers and a higher property tax allocation to FERC transmission customers (we do not have a property tax tracker for FERC jurisdictional purposes).

Depreciation and Depletion Expense

NorthWestern Reports 2017 Financial Results
February 12, 2018

Depreciation and depletion expense was $166.1 million in 2017 as compared with $159.3 million in 2016. This increase was primarily due to plant additions.

Operating Income
Consolidated operating income in 2017 was $261.4 million, as compared with $245.9 million in 2016. This increase was primarily due to the increase in gross margin as discussed above, offset in part by higher operating expenses.

Interest Expense
Consolidated interest expense in 2017 was $92.3 million, as compared with $95.0 million, in 2016. This decrease was primarily due to the full year benefit of refinancing of debt in 2016.

Other Income
Consolidated other income in 2017 was $6.9 million as compared with $5.5 million in 2016. This increase was primarily due to higher capitalization of allowance for funds used during construction (AFUDC).

Income Tax
Consolidated income tax expense in 2017 was $13.4 million as compared with an income tax benefit of $7.6 million in 2016. Our effective tax rate for the twelve months ended December 31, 2017 was 7.6% as compared with (4.9)% for the same period of 2016. During the twelve months ended December 31, 2016, we recorded an income tax benefit of approximately $17.0 million due to the adoption of a tax accounting method change related to the costs to repair generation assets, which allowed us to take a current tax deduction for a significant amount of repair costs that were previously capitalized for tax purposes. Approximately $12.5 million of this deduction related to 2015 and prior tax years. This is reflected in the flow-through repairs deductions line due to the regulatory treatment. We currently expect our 2018 effective tax rate to range between 0% - 5%.

The following table summarizes the differences between our effective tax rate and the federal statutory rate (in millions):

	Year Ended December 31,
	2017		2016
Income Before Income Taxes	$176.1		$156.5

Income tax calculated at 35% Federal statutory rate	61.6	35.0%	54.8	35.0%

Permanent or flow through adjustments:
State income tax, net of federal provisions	(3.3)	(1.9)%	(3.7)	(2.4)%
Flow through repairs deductions	(30.5)	(17.3)%	(41.1)	(26.3)%
Production tax credits	(11.0)	(6.3)%	(10.9)	(7.0)%
Plant and depreciation of flow through items	(2.2)	(1.3)%	(4.6)	(2.9)%
Share based compensation	(0.4)	(0.2)%	(1.6)	(1.1)%
Prior year permanent return to accrual adjustments	(0.6)	(0.3)%	(0.1)	(0.1)%
Other, net	(0.2)	(0.1)%	(0.4)	(0.1)%
	(48.2)	(27.4)%	(62.4)	(39.9)%

Income tax (benefit) expense	$13.4	7.6%	$(7.6)	(4.9)%

NorthWestern Reports 2017 Financial Results
February 12, 2018

Our effective tax rate typically differs from the federal statutory tax rate of 35% primarily due to the regulatory impact of flowing through the federal and state tax benefit of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income in 2017 was $162.7 million as compared with $164.2 million in 2016. This decrease was primarily due to the inclusion in our 2016 results of a $17.0 million income tax benefit due to the adoption of a tax accounting method change related to the costs to repair generation assets, and higher operating expenses as discussed above, offset in part by improved gross margin as a result of favorable weather, and to a lesser extent, by customer growth.

NorthWestern Reports 2017 Financial Results
February 12, 2018

Reconciliation of Primary Changes from 2016 to 2017

	Twelve Months Ended December 31,

($millions, except EPS)	Pre-tax Income	Net Income(1)	Diluted EPS
2016 reported	$156.5	$164.2	$3.39

Gross Margin
Electric retail volumes	15.7	9.7	0.20
Natural gas retail volumes	10.5	6.5	0.13
2016 MPSC disallowance	9.5	5.8	0.12
Montana natural gas rates	1.8	1.1	0.02
2016 Hydro generation rates	1.5	0.9	0.02
South Dakota generation rates	1.2	0.7	0.01
Electric transmission	0.6	0.4	0.01
Electric QF adjustment	0.4	0.2	0.01
2016 Lost revenue adjustment mechanism	(14.2)	(8.7)	(0.18)
Other	3.9	2.4	0.05
Subtotal: Margin Items Impacting Net Income	30.9	19.0	0.39

Property taxes recovered in trackers	6.7	4.1	0.08
Operating expense recovered in trackers	1.5	0.9	0.02
Subtotal: Margin Items Not Impacting Net Income (2)	8.2	5.0	0.10

Total Gross Margin	39.1	24.0	0.49
OG&A Expense
Bad debt expense	(1.9)	(1.2)	(0.03)
Operating expense recovered in trackers	(1.5)	(0.9)	(0.01)
Maintenance costs	(1.2)	(0.7)	(0.01)
Employee benefit and compensation costs	1.5	0.9	0.02
Insurance reserves	1.0	0.6	0.01
Other	(0.1)	(0.1)	(0.01)
Total OG&A Expense	(2.2)	(1.4)	(0.03)
Other items
Depreciation and depletion expense	(6.8)	(4.2)	(0.09)
Property and other taxes	(14.5)	(8.9)	(0.18)
Interest expense	2.7	1.7	0.03
Other income	1.4	0.9	0.02
Permanent and flow-through adjustments to income tax	—	(13.6)	(0.28)
Impact of higher share count	—	—	(0.01)
Total Other items	(17.2)	(24.1)	(0.51)

Total impact of above items	19.6	(1.5)	(0.05)

2017 reported	$176.1	$162.7	$3.34

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes federal and state composite rate of 38.5%.
(2) These items have offsets in operating expenses or income tax expenses that result in no impact to net income.

Liquidity and Capital Resources
As of December 31, 2017, our total net liquidity was approximately $88.9 million, including $8.5 million of cash and $80.4 million of revolving credit facility availability. This compares to total net liquidity one year ago at December 31, 2016 of $104.3 million.

NorthWestern Reports 2017 Financial Results
February 12, 2018

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.55 per share (a 4.8% increase), payable March 30, 2018 to common shareholders of record as of March 15, 2018.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our final 2017 and 2016 Non-GAAP Adjusted earnings guidance of $3.30 - $3.45 and $3.20 - $3.35 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on our earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

Twelve Months Ended December 31, 2017
	Pre-tax Income	Net Income (1)	Diluted EPS
2017 Reported GAAP	$176.1	$162.7	$3.34

Non-GAAP Adjustments:
Remove favorable weather	(3.4)	(2.1)	(0.04)
2017 Adjusted Non-GAAP	$172.7	$160.6	$3.30

	Pre-tax Income	Net Income (1)	Diluted EPS
2016 Reported GAAP	$156.5	$164.2	$3.39

Non-GAAP Adjustments:
Add back unfavorable weather	15.2	9.3	0.19
Electric tracker disallowance of prior period costs	12.2	7.5	0.16
Remove prior period LRAM revenue recognized	(14.2)	(8.7)	(0.18)
Remove prior period generation repairs income tax benefit	—	(12.5)	(0.26)
2016 Adjusted Non-GAAP	$169.7	$159.8	$3.30

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes federal and state composite rate of 38.5%.

2018 Earnings Guidance Affirmed
NorthWestern affirms its 2018 earnings guidance range of $3.35 - $3.50 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	Equitable regulatory treatment in the process of passing Tax Cuts and Jobs Act benefits on to customers;

•	Recovery of Montana energy supply costs as proposed in our pending Power Cost and Credit Adjustment Mechanism (PCCAM);

•	A consolidated income tax rate of approximately 0%-5% of pre-tax income (previously 8%-12% prior to impacts of the Tax Cuts and Jobs Act); and

NorthWestern Reports 2017 Financial Results
February 12, 2018

•	Issuance of the remaining $46 million of equity under our current distribution agreement resulting in diluted average shares outstanding ranging between approximately 50.0 million to 50.2 million.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast tomorrow, February 13, 2018, at 3:30 p.m. Eastern time to review its financial results for the year ending December 31, 2017. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/24037. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on February 13, 2018, at (888) 203-1112 access code 5682232.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 718,300 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Non-GAAP Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Non-GAAP Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2018 Earnings Guidance Affirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and

NorthWestern Reports 2017 Financial Results
February 12, 2018

speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Butch Larcombe (866) 622-8081
butch.larcombe@northwestern.com